Exhibit 99.1

News Release For Immediate Release, Page 1 of 2

Cboe Europe President Mark Hemsley to Retire in 2020

David Howson, Cboe Europe’s Chief Operating Officer since 2013, named as successor

CHICAGO and LONDON – November 1, 2019 – Cboe Global Markets, Inc. (Cboe: CBOE), one of the world’s largest exchange holding companies, today announced that Mark Hemsley, Executive Vice President at Cboe Global Markets and President of Cboe Europe, is planning to retire from the company at the end of February 2020. David Howson, Chief Operating Officer of Cboe Europe since 2013, has been named his successor and plans to assume the role of Executive Vice President at Cboe Global Markets and President of Cboe Europe beginning January 1, 2020.

Mr. Hemsley’s retirement caps an extensive and distinguished career in European capital markets. A founding employee of Bats Europe in 2008, Mr. Hemsley is a highly-respected industry expert and leader whose team has played a major role in transforming Europe’s equity markets over the past decade. In 2011, Mr. Hemsley led the transformative acquisition and integration of Chi-X Europe, creating the leading stock exchange group in Europe. Bats was acquired by Cboe Global Markets in 2017 and Mr. Hemsley assumed his current role. Prior to joining Bats, Mr. Hemsley was Managing Director and Chief Information Officer at LIFFE, running its Market Solutions group.

Ed Tilly, Chairman, President and Chief Executive Officer of Cboe Global Markets said, “The entire Cboe organization is grateful for Mark’s vision, leadership and dedication to the company and we congratulate him on a well-deserved retirement. His passion for fair and efficient markets, drive to leverage trading and technology innovation to help benefit customers, and approachable leadership style have created a culture of success at Cboe Europe. David’s appointment reflects a long-established succession plan, and he is ready to lead Cboe Europe. He has spearheaded the development and execution of some of our most innovative product offerings, is well-respected by our clients and trading community, and is a strong leader with sound judgement. The future of Cboe Europe is bright with David at the helm.”

Mark Hemsley said, “Announcing my retirement is bittersweet as the last 11 years have been the most rewarding of my career. I am proud to have worked with an outstanding team to help bring competition and innovation to European capital markets. Under David’s leadership, Cboe Europe is well-poised to continue this track record of success. During his tenure at Cboe Europe, he has helped successfully guide Cboe Europe’s strategy and vision, delivered on the execution of many successful product launches and technology initiatives and built a strong team and culture. While I am looking forward to my retirement and spending more time with my wife and family, I will continue to closely follow the success of this great team and company.”

Mr. Howson has more than 20 years of experience in European and North American financial markets technology. He joined Cboe in 2017 as part of the Bats acquisition (he joined Bats in 2013) and has been instrumental in the company’s organic growth. Mr. Howson has spearheaded the development and execution of some of Cboe’s most innovative product offerings, including Cboe Periodic Auctions, Cboe LIS, and BXTR, which has become the largest trade reporting facility in Europe, and orchestrated the firm’s seamless implementation of MiFID II. Prior to joining Bats, Mr. Howson served as a founding employee and Chief Technology Officer of Equiduct, where he helped establish the firm as a pan-European Regulated Market in 2006. He spent the early part of his career consulting on the technology strategy and implementation for various exchanges in the U.S. and Europe, including Nasdaq, Borsa Italiana and LIFFE.

David Howson said, “I’m honoured and excited to lead the talented team in Europe as we continue to execute on our longstanding strategy of bringing innovation and cost-efficient competition to the European marketplace. It’s been a pleasure to work closely with Mark over the years and I appreciate his easy-going nature and leadership. I look forward to working with Cboe’s executive leadership and the experienced team in Europe to continue to deliver on our blueprint for success.”

News Release For Immediate Release, Page 2 of 2

Mr. Howson’s current responsibilities will be assumed by Tim Lipscomb who joined Cboe Europe as Deputy Chief Operating Officer last month. Mr. Lipscomb joined Cboe from Bank of America Merrill Lynch where he spent 20 years and most recently served as Managing Director, EMEA Equities and Electronic Trading Technology. In his role at Cboe, Mr. Lipscomb oversees the company’s software engineering, infrastructure and operational teams and is a member of the Cboe Europe management team.

About Cboe Global Markets, Inc.

Cboe Global Markets (Cboe: CBOE) is one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world. The company is committed to defining markets to benefit its participants and drive the global marketplace forward through product innovation, leading edge technology and seamless trading solutions.

The company offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S. and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and volatility products based on the Cboe Volatility Index (VIX Index), recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates the largest stock exchange by value traded in Europe and is a leading market globally for ETP listings and trading.

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

Cboe Europe Limited is a Recognised Investment Exchange regulated by the Financial Conduct Authority. Cboe Europe Limited is a wholly-owned subsidiary of Cboe Global Markets, Inc. and is a company registered in England and Wales with Company Number 6547680 and registered office at The Monument Building, 11 Monument Street, London EC3R 8AF. This has been established for information purposes only. None of the information concerning the services or products described in this document constitutes advice or a recommendation of any product or service. To the extent that the information provided in this document constitutes a financial promotion as defined by section 21 of the Financial Services and Markets Act 2000, it is only directed at persons who qualify as a Professional Client or Eligible Counterparty. Persons who do not qualify should not act on or rely upon it.

Media Contacts		Analyst Contact

Stacie Fleming	Angela Tu	Debbie Koopman
+44-20-7012-8950	+1-646-856-8734	+1-312-786-7136
sfleming@cboe.com	atu@cboe.com	dkoopman@cboe.com

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